EXHIBIT 4.2.1

ARTISAN COMPONENTS, INC.

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of August 22, 2004 between ARTISAN COMPONENTS, INC., a Delaware corporation (the “Company”), and EQUISERVE TRUST COMPANY, N.A. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement, dated as of December 12, 2001 (the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment to Rights Agreement hereby agree as follows:

1. Amendment of the Rights Agreement.

(a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding the foregoing, none of ARM Holdings plc (“ARM”), Salt Acquisition Corporation (“Salt Acquisition”), nor any of their respective Affiliates shall be deemed an Acquiring Person, and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur, and the Rights will not separate from Common Shares of the Company, in each case, by reason of the execution, delivery, performance or consummation of the transactions with ARM and Salt Acquisition contemplated under the Agreement and Plan of Merger, dated as of August 22, 2004, between the Company, ARM, and Salt Acquisition (including any amendment or supplement thereto, the “Merger Agreement”).”

(b) Section 21 of the Rights Agreement is hereby amended by inserting the following immediately after the first sentence thereof:

“In the event the transfer agency relationship between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination and any required notice will be sent by the Company.”

(c) Section 26 of the Rights Agreement is hereby amended by replacing the number “150” in the address for Equiserve Trust Company, N.A. with “250.”

(d) The following new Section 35 is hereby added to the Rights Agreement:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

EQUISERVE TRUST COMPANY, N.A.		ARTISAN COMPONENTS, INC.

By:	/s/ Carol Mulvey-Eori	By:	/s/ Mark R. Templeton
Name:	Carol Mulvey-Eori	Name:	Mark R. Templeton
Title:	Managing Director	Title:	President and Chief Executive Officer